Exhibit 10.2

March 10, 2025

Perry Moss

Sent via email

RE: Offer Letter-Chief Executive Officer

Dear Perry,

We are excited to have you represent our company and be part of our team. On behalf of the Nominating & Governance Committee, Quest Resource Management Group, LLC (“Quest” or the “Company”) is pleased to offer you the position of Chief Executive Officer. The position will report to the Chairman of the Board and Board of Directors. Your start date will be on or around March 12, 2025 (the “Effective Date”).

COMPENSATION PACKAGE

BASE COMPENSATION

Your base salary will be $15,384.62 per pay period (or an annualized salary of $400,000). Compensation is paid bi-weekly for the two week pay period ending one week prior to the pay date.

MANAGEMENT BONUS

Your position is eligible to participate in the current Management Bonus Plan. Your bonus will be prorated for your first year of employment. The total potential bonus at target will be as a percentage of an individual's base compensation. For 2025 and for your level, target bonus is 100% of your base salary with a 200% cap on payout.

EQUITY GRANT

The Company will grant you a restricted stock unit award (the “RSU Award”) pursuant to the Company’s current Management Equity Plan, (2024 Incentive Compensation Plan (the “Plan”) and with the grant date as of the Effective Date (the “Grant Date”). The number of restricted stock units underlying the RSU award shall be 214,600 and shall be subject to the terms and conditions of the Plan (to be sent to you in a separate email). The RSU Award shall vest over three (3) years, with one-third of the total number of restricted stock units vesting occurring on each anniversary of the Grant Date.

Additionally, you will be eligible to participate in the Company’s Long-Term Incentive Plan (the "LTIP Plan”). The number of any performance stock units granted underlying the PSU Award Plan will be subject to the terms and conditions of the Plan and the Performance Stock Unit Award Agreement and Grant Notice. However, for the absence of doubt, you will not be eligible in 2025 for a LTIP Grant.

In addition, subject to all employment conditions including your still being in the role of Chief Executive Officer of the Company, you will be granted $500,000 in restricted stock units in 2026, at the typical time as other executives, as your annual grant amount as part of the Plan.

RELOCATION EXPENSES

To the extent that you and the Chairman of the Company agree that a relocation to the head office is appropriate, the Company shall pay, or reimburse you for, all reasonable relocation expenses incurred by you relating to your relocation to the head office and in an amount not to exceed $50,000. The Company reserves the right to require documentations of any expense reimbursement requests.

During your employment with the Company, and for so long as you and the Chairman agree that your being at the head office is appropriate, the Company shall pay up to $3,500 per month for your corporate housing in Dallas, Texas.

CAR ALLOWANCE

Due to your position, you will be provided a $750 monthly car allowance. As a condition of payment, the car must be in good working order. In addition, the vehicle must be in presentable condition and the Company reserves the right to suspend or withdraw the car allowance at any time. The car allowance is meant to cover mileage, tolls, gas, car washes, oil changes and normal wear and tear of the vehicle. As a result, when receiving a car allowance, you are not eligible for mileage, gas and toll reimbursements for one's personal vehicle. If you rent a car while on out-of-town business travel, gas, tolls and parking will be reimbursed per the Company's Travel Guidelines. Airport parking fees are appropriate per the terms of the Company's Travel Guidelines when traveling on business. This is a non-accountable reimbursement plan and is considered taxable income. For more details, contact Corporate AP.

SEVERANCE AND CHANGE IN CONTROL

After you've been employed 90 days, a severance and change in control agreement will be provided for your review and signature in order to memorialize the agreement terms specifically in the event of a change in control. The agreement terms will be in the event that Quest terminates your employment, other than for Cause, or in the event of a change in control, Quest shall pay your base salary for a period up to twelve (12) months following the effective date of the termination. It also includes coverage of twelve (12) months of COBRA reimbursement after the date of the termination. The 12 month period noted above will increase to 18 months on the 1 year anniversary of you becoming CEO.

BENEFITS

You will be eligible to participate in any benefit plan for which you meet the minimum hours worked required as a full-time employee. Health and Life insurance eligibility begins the first of the month following your date of hire.

Exhibit 10.2

TIME OFF.

Time off will include twelve Company holidays. Employees who are at the level of Vice President and above do not accrue vacation or sick time but are entitled to take time off for vacation, sickness and personal business. The expectation is that the employee will request time off in advance from the employee's executive leader. The general expectation is that time off will not exceed 4 weeks per year.

CORE VALUE COMMITMENT

Quest is dedicated to upholding the core values that have made our company a leader in the environmental industry. We believe the success and accomplishments of our organization are the direct result of the commitment of our employees, who, together, make the Quest family.

It is imperative that each employee (Quester) is committed to and held accountable to the Quest Core Values of client satisfaction, leadership, teamwork and success. You will learn more about the Quest Core Values upon hire and you will be asked to sign and acknowledge the Core Value Commitment. You will receive a copy of the Quest Core Values with your offer packet.

AT WILL EMPLOYMENT

The Company follows an "employment at will" policy for all employees. This means that both the Company and the employee are, at all times, mutually exclusively free to end the employment relationship at any time, for any reason or no reason. By accepting this offer of employment, you accept employment on such terms.

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NDA/PROPRIETARY AGREEMENT

By accepting this offer, you agree to abide by the terms and conditions set forth in this letter and the NDA/Proprietary Agreement. You understand that this offer letter and the above-mentioned policies and NDA/Proprietary Agreement represent the terms and conditions of employment.

This offer is contingent upon the following:

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Compliance with the Immigration Reform and Control Act of 1986 requires that all new employees verify eligibility for employment in the United States within the first three days of employment. Please be prepared to provide the required acceptable documentation on your first day. Your employment may be terminated if you do not provide such proof of employment eligibility within the applicable timeframe.
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Your execution of the Quest Propriety Information and Non-Solicitation Agreement.
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A satisfactory result on a pre-employment background screening including a criminal records search.

Perry, please indicate your acceptance of this offer by signing and returning a copy of this letter within 24 hours of receipt.

Sincerely,

/s/ Daniel Friedberg

Daniel Friedberg

Chairman

Offer Accepted by:

/s/ Perry Moss 3/11/2025

Perry Moss – Signature Date